Exhibit 99.1

INFORMATION
.

For Immediate Release
November 10, 2011
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER
AND FULL-YEAR 2011 OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2012 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported fourth quarter and record full-year fiscal 2011 net sales of $41.3 million and $159.7 million, respectively, increases of 16% and 12%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter and full-year fiscal 2011 operating income of $9.9 million and $40.0 million, respectively, an increase of 16% and a decrease of 3%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter fiscal 2011 net earnings of $6.7 million, or $0.16 per diluted share, increases of 26% and 23%, respectively, compared to the fiscal 2010 fourth quarter.  On a non-GAAP basis, earnings were $7.4 million, or $0.18 per diluted share, excluding the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility announced during the fourth quarter of 2011(see non-GAAP financial measure reconciliation);

•
reported full-year fiscal 2011 net earnings of $26.8 million, or $0.65 per diluted share, an increase of 1% and flat, respectively, compared to fiscal 2010.  On a non-GAAP basis, earnings were $28.4 million, or $0.69 per diluted share, excluding the effect of costs associated with the announced consolidation of its Saco, Maine operations and costs associated with the reorganization of European and Global Sales & Marketing Leadership during the second quarter of fiscal 2011 (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter of fiscal 2011, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2010;

•	announced the fiscal 2012 annual indicated cash dividend rate of $0.76 per share, the same as fiscal 2011; and

•	reaffirmed its fiscal 2012 guidance of per share diluted earnings between $0.85 and $0.89 (excluding plant consolidation costs of $0.01-$0.02) on net sales of $183 million to $192 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2011	2010	Change	2011	2010	Change
Net Sales	$41,349	$35,539	16%	$159,723	$143,000	12%
Operating Income	9,850	8,481	16%	40,033	41,138	-3%
Net Earnings	6,710	5,322	26%	26,831	26,647	1%
Diluted Earnings per Share	$0.16	$0.13	23%	$0.65	$0.65	-%
Diluted Earnings per Share excluding effect of European and Global Sales & Marketing Leadership reorganization costs (Q2-11), Plant Consolidation costs (Q4-11), and Bioline Group transaction costs (Q3-10 & Q4-10) (see non-GAAP financial measure reconciliation)	$0.18	$0.15	20%	$0.69	$0.68	1%

	September 30,
	2011	2010
Cash and Equivalents	$23,626	$37,879
Working Capital	75,090	80,781
Shareholders’ Equity	138,524	137,361
Total Assets	155,493	154,641

FOURTH QUARTER OPERATING RESULTS

Net sales for the fourth quarter of fiscal 2011 were $41,349,000, compared to $35,539,000 for the same period of the prior fiscal year, an increase of 16%.  Net earnings for the fourth quarter of fiscal 2011 were $6,710,000, or $0.16 per diluted share, increases of 26% and 23%, respectively, compared to the fourth quarter of fiscal 2010.  Diluted common shares outstanding for the fourth quarter of fiscal 2011 and 2010 were 41,384,000 and 41,154,000, respectively. Excluding the effects of the consolidation of the Saco, Maine operations announced during the fiscal 2011 fourth quarter, net earnings for the quarter totaled $7,401,000, or $0.18 per diluted share.

YEAR-TO-DATE OPERATING RESULTS

Net sales for the twelve months ended September 30, 2011 were $159,723,000, compared to $143,000,000 for the same period of the prior fiscal year, an increase of 12%.  Net earnings for the twelve months ended September 30, 2011 were $26,831,000, or $0.65 per diluted share, an increase of 1% and flat, respectively, compared to the twelve months ended September 30, 2010.  Diluted common shares outstanding for the twelve months of fiscal 2011 and 2010 were 41,358,000 and 41,149,000, respectively.  Excluding the effects of the consolidation of the Saco, Maine operations announced during the fourth quarter of fiscal 2011 and of reorganizing the European and Global Sales & Marketing Leadership during the second quarter of fiscal 2011, net earnings for full-year 2011 totaled $28,394,000, or $0.69 per diluted share.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter ended September 30, 2011. The dividend is payable December 1, 2011 to shareholders of record on November 21, 2011.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.19 per share for fiscal 2012, an annual indicated rate of $0.76 per share, the same as fiscal 2011.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2012 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2012, management expects net sales to be in the range of $183 million to $192 million and per share diluted earnings to be between $0.85 and $0.89. The per share estimates assume an increase in average diluted shares outstanding from approximately 41.4 million at fiscal 2011 year end to 41.5 at fiscal 2012 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2012 or charges of $0.01-$0.02 diluted earnings per share in fiscal 2012 associated with the consolidation of its Maine operations into its Tennessee facility.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At September 30, 2011, current assets were $90.4 million compared to current liabilities of $15.3 million, resulting in working capital of $75.1 million and a current ratio of 5.9.  Cash and short-term investments were $23.6 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2011 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2011 and fiscal 2010.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$41,349	$35,539	$159,723	$143,000
Cost of sales	16,352	14,272	59,916	54,304
Cost of sales - Plant Consolidation	509	-	509	-
Gross profit	24,488	21,267	99,298	88,696

Operating expenses
Research and development	2,501	1,952	9,822	8,396
Selling and marketing	5,660	4,996	22,772	18,250
General and administrative	5,929	5,272	24,883	19,672
European and Global Sales & Marketing Leadership reorganization costs	-	-	1,240	-
Plant Consolidation costs	548	-	548	-
Bioline Group transaction costs	-	566	-	1,240
Total operating expenses	14,638	12,786	59,265	47,558

Operating income	9,850	8,481	40,033	41,138
Other income (expense), net	40	189	467	262
Income before income taxes	9,890	8,670	40,500	41,400
Income tax provision	3,180	3,348	13,669	14,753
Net earnings	$6,710	$5,322	$26,831	$26,647

Net earnings per basic common share	$0.16	$0.13	$0.66	$0.66
Basic common shares outstanding	40,839	40,543	40,715	40,515

Net earnings per diluted common share	$0.16	$0.13	$0.65	$0.65
Diluted common shares outstanding	41,384	41,154	41,358	41,149

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2011 and fiscal 2010 (in thousands).

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales
U.S. Diagnostics	$25,126	$22,002	$97,133	$92,020
European Diagnostics	5,261	4,938	24,187	24,041
Life Science	10,962	8,599	38,403	26,939
	$41,349	$35,539	$159,723	$143,000
Operating Income
U.S. Diagnostics	$8,411	$6,627	$35,191	$33,432
European Diagnostics	418	578	2,199	3,367
Life Science	1,096	639	2,595	3,615
Eliminations	(75)	637	48	724
	$9,850	$8,481	$40,033	$41,138

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Fiscal 2011 represented a year in which we fine-tuned our focus on those key areas of Meridian’s business that are expected to drive our longer term growth.  For our diagnostics business this included tests for H. pylori infection, tests for foodborne pathogens and our new, simple molecular amplification platform, illumigene®.  Our Life Science business is being driven by rapid organic growth from the Bioline products.  Due to this clear focus we are making the decisions necessary to streamline or reposition other areas of Meridian’s business that have slowed down in recent years so that fiscal 2012 and beyond can be built upon predictable strategic growth drivers.

Q4 results began to show the early results of our efforts.  Our H. pylori business continued its consistent contributions and expanded by 10% worldwide, with USDx growing by 12%.  Our foodborne category achieved 27% growth in the quarter and registered a 36% increase for the full fiscal year.  The illumigene test for C. difficile led this disease category with growth of 24% worldwide, 29% in the USDx regions alone…and,  Bioline continued its consistent success and contributed nearly $4 million in revenues in Q4 to finish fiscal 2011 up 17% from the prior year.

Longer term, our business is dependent upon technological innovation that can improve diagnosis and detection while materially reducing the total costs of healthcare.  To that end, we are awaiting FDA clearance to market two new tests; illumigene GBS (Streptococcus Group B) used in helping detect colonization in prenatals and ImmunoCard STAT!® GDH, a rapid cost-effective screening test for C. difficile infection.  In addition, we expect two to three additional illumigene tests to be launched later this year along with a rapid immunoassay, TRU Legionella, which has already begun shipping to international customers.  Bioline has continued to lead Meridian’s Life Science unit with innovation in molecular components like SensiFAST™ and MyTaq™.  These novel products add speed and accuracy for researchers and manufacturers that are designing and developing new molecular methods.

Specifically with regard to illumigene, we added approximately 150 placements since our last update for a global total of just over 650.  Our test usage per customer continues to hold at around 2000 tests per year and pricing is stable.  The near-term launch of illumigene GBS and the anticipated introductions of illumigene Mycoplasma pneumonia, illumigene Group A Strep and illumigene Pertussis for whooping cough later in the year make this unique molecular technology ideal for consideration by every clinical laboratory.

Moving ahead, we believe that the decisions and actions taken over the past 18 months have provided a clear path for success in fiscal 2012 and beyond.”

 William J. Motto, Executive Chairman of the Board, said, "As Jack Kraeutler has indicated, there were many accomplishments during the past fiscal year and we look forward to achieving higher sales and net earnings for fiscal 2012.  We continue to look for ways to improve efficiencies, drive down costs, introduce new innovative products, and expand sales.  Our most recent acquisition, Bioline one year ago, has worked out very well and we continue to look for other acquisition opportunities.  Meridian's balance sheet is sound and cash flow comfortably supports our capital expenditures, working capital, and cash dividend requirements.  Our illumigene molecular testing platform is being well received and shows great promise."

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the announced consolidation of our Saco, Maine operations into our Tennessee facility and the reorganization of our European and Global Sales & Marketing Leadership.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to consolidating the Maine operations and reorganizing our European and Global Sales & Marketing Leadership; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the plant consolidation and leadership reorganization costs noted above, in the tables below for the fourth quarter and full-year fiscal 2011.

FOURTH QUARTER AND FISCAL YEAR
GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Three Months Ended September 30, 2011	Twelve Months Ended September 30, 2011
Net earnings -
U.S. GAAP basis	$6,710	$26,831
European and Global Sales & Marketing
Leadership Reorganization costs	-	872
Plant Consolidation costs	691	691
Excluding Reorganization and Plant Consolidation costs	$7,401	$28,394

Net Earnings per Basic earnings per share -
U.S. GAAP basis	$0.16	$0.66
European and Global Sales & Marketing
Leadership Reorganization costs	-	0.02
Plant Consolidation costs	0.02	0.02
Excluding Reorganization and Plant Consolidation costs	$0.18	$0.70

Net Earnings per Diluted earnings per share -
U.S. GAAP basis	$0.16	$0.65
European and Global Sales & Marketing
Leadership Reorganization costs	-	0.02
Plant Consolidation costs	0.02	0.02
Excluding Reorganization and Plant Consolidation costs	$0.18	$0.69

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar, can make results difficult to predict.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible effects of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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